Consent of Independent Auditors




         The Board of Directors of Aetna Life Insurance and Annuity Company and Contractholders of Aetna Variable Annuity Account B:


         We consent to the use in this Prospectus constituting part of this Post-Effective Amendment No. 39 to the Registration Statement on Form N-4 (File No. 811-2512) of our reports dated February 3, 1999 and February 26, 1999, relating to the financial statements of the Aetna Variable Annuity Account B and Aetna Life Insurance and Annuity Company, respectively, which are incorporated by reference in such Prospectus.

         We also consent to the references to our firm under the headings "Condensed Financial Information", which is incorporated by reference in the prospectus and "Independent Auditors" which is incorporated by reference in the statement of additional information.




                                                                    /s/ KPMG LLP


         Hartford, Connecticut
         September 22, 1999